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Pricing Supplement dated January 11, 1996                         Rule 424(b)(5)
(To Prospectus dated November 6 , 1995 and                     File No. 33-63311
Prospectus Supplement dated November  17, 1995)

                          MCN INVESTMENT CORPORATION
                         Medium-Term Notes, Series A
                               Fixed Rate Notes

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Principal Amount: $60,000,000                      Interest Rate:  6.03 %
Agent's Discount or Commission: 0.500%             Stated Maturity:  02-01-01
Net Proceeds to Issuer: $59,700,000                Original Issue Date: 01-17-96
                                                   CUSIP:  55268KAB2
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INTEREST PAYMENT DATES: February 1 and August 1

REGULAR RECORD DATES: January 15 next preceding a February 1 Interest Payment
                      Date or July 15 next preceding an August 1 Interest Payment Date

REDEMPTION:
[X]  The Notes cannot be redeemed prior to Stated Maturity
[ ]  The Notes may be redeemed prior to Stated Maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

OPTIONAL REPAYMENT:
[X]  The Notes cannot be repaid prior to Stated Maturity
[ ]  The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.
     Optional Repayment Dates:
     Repayment Price: _____%

ORIGINAL ISSUES DISCOUNT:  [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:   [X] Book-Entry  [ ] Certificated

AGENT(S): [X] Merrill Lynch & Co.                  Amount Placed:  $ 18,000,000
          [X] Smith Barney Inc.                    Amount Placed:    15,000,000
          [X] Donaldson, Lufkin & Jenrette
                 Securities Corporation            Amount Placed:    15,000,000
          [X] First Chicago Capital Markets, Inc.  Amount Placed:    12,000,000
          [ ] Other                                Amount Placed:    __________


AGENT ACTING IN THE CAPACITY AS INDICATED BELOW:
        [X] Agent   [ ] Principal

IF AS PRINCIPAL:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

IF AS AGENT:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

OTHER PROVISIONS:  N/A